EXHIBIT 10.1

                ASSET PURCHASE AND SALE AGREEMENT

	THIS Agreement is entered into as of March 28, 2006, by Scott's Liquid Gold, Inc., a Colorado corporation ("Seller") and Keltec Dispensing Systems USA Inc., a Delaware corporation
("Purchaser").

RECITALS

	A.	Seller, among other businesses, conducts a plastic
parts production business (the "Business") at 4880 Havana Street,
Denver, Colorado (USA) (the "Premises").

	B.	Seller now desires to sell certain assets used in the
conduct of the Business to Purchaser, and Purchaser is willing to purchase such assets, pursuant to the terms and conditions set forth below.

AGREEMENT

	1.	Sale of Assets.  At Closing, Seller shall sell and
Purchaser shall acquire the assets listed on Exhibit A attached hereto (the "Assets"). The Assets shall be transferred at Closing pursuant to a Bill of Sale in the form attached hereto as Exhibit B. The parties agree to cooperate with each other as is reasonably necessary to facilitate the transfer of Assets as provided herein.

	2.	Purchase Price.  The purchase price for the Assets is
(US)$85,000.00 and shall be paid in full at Closing by wire transfer. The parties will mutually agree on the allocation of the purchase price among the Assets and shall report the purchase price payments or receipts on their respective federal income tax returns in a manner consistent with such allocations.

	3.	No Liabilities.  Purchaser shall not at Closing assume
any liabilities of Seller including by way of example any taxes and any claims relating to tax filings; legal disputes, lawsuits or claims; or employee claims, including claims for wages, benefits or severance.

	4.	Closing Date.  Closing shall take place in Denver,
Colorado on any business day prior to July 1, 2006. Purchaser shall provide Seller with written notice of the desired Closing date at least five (5) business days prior thereto and the Closing shall occur on such date unless Seller requests a later date that is within five (5) business days of the date Purchaser requested. In all events the parties shall use their reasonable efforts to select a mutually acceptable Closing date.

	5.	Date of Possession; Risk of Loss.  Purchaser shall
take possession of the Assets at Closing. Risk of loss of or damage to the Assets shall be borne by Seller until Closing.
In the event of substantial material loss or damage to the Assets, or a portion thereof, prior to Closing, Purchaser may terminate this Agreement.

	6.	Warranties and Representations of Seller.  Seller hereby
makes the following representations and warranties to Purchaser which currently are and as of Closing shall be true and correct:

              a.	Title; Condition of Assets.  Seller has good,
clear and marketable title to the Assets, free and clear of all encumbrances, security interests, liens, charges, or claims of any kind. Seller has no actual knowledge of any latent defects in any of the Assets that a reasonable inspection would not disclose. Except for this warranty, the equipment is sold
"AS IS. "

              b.	Claims and Litigation.  There are no actual,
pending or threatened claims or litigation against Seller relating to the Assets.

	7.	Employees.

              a.	Purchaser intends to lease from Seller the
services of ___________, _______________ and ________________
as leased employees (the "Leased Employees") for the initial total amount of $154,475. This amount is an annual amount and includes wages and benefits of these employees. Buyer will pay to Seller the applicable amounts at the date of Seller's normal payroll payments to the Leased Employees. Such amount shall be subject to increase as a result of ordinary adjustments Seller makes to each Leased Employee 's compensation and benefits.

              b.	The effective date the Leased Employees shall
commence to provide services to Purchaser shall be on a date Purchaser determines that is on or after the Closing date and before July 1, 2006. The Leased Employees shall continue to be available for service to Purchaser only so long as Purchaser is leasing a portion of the premises under the Lease (as that term is defined in Section 9.a below).

              c.	Seller shall be responsible for and indemnify
and hold Purchaser harmless from and against any amounts payable to the Leased Employees for their respective wages and all other compensation and benefits including vacation, sick leave, bonus, health care coverage and other benefits, except in the event of Purchaser's failure to make the agreed payments to Seller for the Leased Employees' services as set forth above.

              d.	Purchaser shall be responsible at its sole cost
and expense for hiring substitute workers for a Leased Employee during his or her vacation, sick leave and other paid time off or unpaid leave to which they are entitled under Seller's employee policies or otherwise pursuant to applicable law.

              e.	Seller shall not terminate the employment of a
Leased Employee without providing prior notice to Purchaser at least ten (10) business days prior to any such termination.

	8.	Conduct Prior to Closing.  From the date hereof to
Closing, Seller covenants that:

              a.	There shall have been no material change in, and
no material decrease in the book value of, the Assets, either individually or in the aggregate.

              b.	No debts or liabilities shall have been incurred
which are an encumbrance on the Assets.

	9.	Conditions to Obligation to Close.  Purchaser shall
not be obligated to close this transaction unless, at or prior to Closing, the following items are either satisfied by Seller or Purchaser in writing waives such satisfaction:

              a.	Lease.  Purchaser and Seller shall have
negotiated a lease agreement for  a portion of the Premises
(including certain equipment) to be executed at the Closing
(the ""Lease").

              b.	Completion of Due Diligence.  Purchaser shall
have completed, to its sole satisfaction, a due diligence review and investigation of the Assets.

              c.	Representations and Warranties.  Seller's
representations and warranties in Section 6 shall be and remain true as of the Closing.

              d.	Consents for Transfers.  Seller shall have
received all requisite consents and approvals of all third parties required for Seller to transfer the Assets or enter into the Lease.

              e.	No Adverse Change. There shall have been no
material adverse change in the condition of the Assets, other than reasonable wear and tear.

       Seller shall not be obligated to close this transaction unless at or prior to Closing Seller has obtained any necessary consent of Citywide Bank under any applicable loan documents to the transactions contemplated by this Agreement.

	10.	Indemnity.  Seller shall indemnify and hold Purchaser
harmless from and against: (a) any loss, damage, liability or expense (including reasonable attorneys' fees) (collectively, a "Claim"), resulting from any misrepresentation made, or breach of warranty given or covenant made in this Agreement; and (b) all Claims related to the Assets which have arisen or may arise as a result of any act or omission occurring prior to Closing.

	11.	Miscellaneous.

              a.	Entire Agreement.  This Agreement supersedes
all oral statements and representations and contains the parties' entire agreement with respect to the purchase and sale of the Assets. Any modification hereof shall not be effective unless set forth in writing and signed by all of the parties.

              b.	Governing Law; Venue.  This Agreement shall be
construed and enforced in accordance with the laws of the State of Colorado. The parties agree the venue of any legal action between the parties will be in Denver County, Colorado.

              c.	Attorneys' Fees.  In any legal action brought to
enforce this Agreement, or to obtain an adjudication, declaratory or otherwise, of rights hereunder or thereunder, the losing party shall pay to the prevailing party a reasonable attorney's fee and all other costs and expenses which may be incurred by such prevailing party.

              d.	Counterparts; Facsimile Signatures.  This
Agreement may be executed in counterparts each of which shall be deemed an original hereof. Facsimile copies hereof may be executed as originals.

[Signature page follows.]

	IN WITNESS WHEREOF, the parties have duly executed this Agreement effect on the date first above written.


SELLER:

SCOTT'S LIQUID GOLD, INC., a Colorado corporation
By: 	/s/ Mark Goldstein
	Mark E. Goldstein, President

PURCHASER:

KELTEC DISPENSING SYSTEMS USA INC., a Delaware corporation


By:	/s/ Quint Kelders
	Quint G.H.J.M. Kelders, President



BILL OF SALE

	For good and valuable consideration, receipt of which is hereby acknowledged, Scott's Liquid Gold-Inc., a Colorado corporation ("Seller") hereby sells, transfers, conveys, assigns and delivers to Keltec Dispensing Systems USA, Inc., a Delaware corporation ("Purchaser"), and to its successors and assigns, to have and to hold forever, and Purchaser hereby acquires from Seller, all of Seller's right, title and interest in and to the assets of Seller as set forth on Schedule 1 attached hereto ("Assets"):

	Seller hereby warrants to Purchaser and to its successors and assigns forever that (a) Seller is the true and lawful owner of the Assets; (b) Seller has good, clear and marketable title to the Assets; (c) the Assets are free and clear of all title defects and objections, claims, liens, security interests or other encumbrances; (d) Seller has the right and all necessary power and authority to sell the Assets; and (e) Seller will warrant and defend such title and the sale of the Assets as set forth in the Asset Purchase and Sale Agreement dated as of March 28, 2006, between the parties hereto.

	This Bill of Sale is governed by the laws of the State of Colorado.

DATED:  March 28, 2006.

Scott's Liquid Gold-Inc., a Colorado corporation
By: 	/s/ Mark Goldstein
      Title: President & C.E.O.

Signed and delivered in the presence of:



/s/ Quint Kelders
























                        BILL OF SALE

	For good and valuable consideration, receipt of which is hereby acknowledged, Scott's Liquid Gold-Inc., a Colorado corporation ("Seller") hereby sells, transfers, conveys, assigns and delivers to Keltec Dispensing Systems USA, Inc., a Delaware corporation ("Purchaser"), and to its successors and assigns, to have and to hold forever, and Purchaser hereby acquires from Seller, all of Seller's right, title and interest in and to the assets of Seller as set forth on Schedule 1 attached hereto ("Assets"):

	Seller hereby warrants to Purchaser and to its successors and assigns forever that (a) Seller is the true and lawful owner of the Assets; (b) Seller has good, clear and marketable title to the Assets; (c) the Assets are free and clear of all title defects and objections, claims, liens, security interests or other encumbrances; (d) Seller has the right and all necessary power and authority to sell the Assets; and (e) Seller will warrant and defend such title and the sale of the Assets as set forth in the Asset Purchase and Sale Agreement dated as of March 28, 2006, between the parties hereto.

This Bill of Sale is governed by the laws of the State of Colorado.

DATED:  March 28, 2006.

Scott's Liquid Gold-Inc., a Colorado corporation
By: 	/s/ Mark Goldstein
      Title: President & C.E.O.

Signed and delivered in the presence of:



/s/ Quint Kelders





















                                     LEASE
                                      FOR
                         KELTEC DISPENSING SYSTEMS USA, INC.

       THIS LEASE is entered into by Landlord and Tenant as described in the following Basic Lease Information on the Date which is set forth for reference only therein. Landlord and Tenant agree:

ARTICLE 1

	1.1	Basic Lease Information.  In addition to the terms
which are defined elsewhere in this Lease, the following defined terms are used in this Lease:

		(a)	DATE:	________________, 2006.

		(b)	LANDLORD:  Scott's Liquid Gold, Inc., a Colorado
			 corporation

		(c)	LANDLORD'S ADDRESS:
			P.O. Box 39-S
			Denver, CO  80239-0019
			Attn:  Mark E. Goldstein

		(d)	TENANT:	Keltec Dispensing Systems USA, Inc.

		(e)	TENANT'S ADDRESS:
			Keltec Dispensing System USA, Inc.
			4880 Havana Street
			Denver, CO  80239
			Attn:  Quint Kelders

		(f)	BUILDING ADDRESS:
			4880 Havana Street
			Denver, CO  80239

		(g)	PREMISES:	The Premises shown on Exhibit A to
this Lease.  The Premises include the Plastic Molding Finish
Floor, two (2) offices above the warehouse and one (1) ground floor office and conference room, including the Silo and the overhead crane located in the Building. The Premises also include certain rights to use areas of the facility in common with the Landlord, as provided in Article 11 below.

		(h)	RENTABLE AREA OF THE PREMISES:

			Approximately 12,050 square feet.

		(i)	TERM:		3 years.


		(j)	COMMENCEMENT DATE:

			Ten (10) days after a written notice from the Tenant
			specifying the Commencement Date, but in no event later
			than July 1, 2006.

		(k)	EXPIRATION DATE:

			Three (3) years after the Commencement Date.

		(l)	MONTHLY RENT:

			Rent shall equal $9.00 per rentable square foot of the Premises per year for an annual rent of $108,450 or $9037.50 per month.

		(m)	TENANT'S SHARE:

			20% of the gas bill of Building B and 90% of the electric bill for Building B reviewed periodically based on usage.

1.2	Definitions:

(a)	ADDITIONAL RENT:  Any amounts which this Lease requires
Tenant to pay in addition to Monthly Rent.

(b)	BUILDING:  The building which is located on the Land and of
	which the Premises are a part.

(c)	LAND:  The land on which the Project is located and which is
	described on Exhibit B.

(d)	PROJECT:  The development consisting of the Land and all
	improvements built on the Land including without limitation the Building, parking lot, parking structure, walkways, driveways, fences, and landscaping.

(e)	RENT:  The Monthly Rent and Additional Rent.

If any other provision of this Lease contradicts any definition of this Article, the other provision will prevail.

	1.3	Exhibits.  The following addendum and exhibits are
	attached to this Lease and are made part of this Lease:

	EXHIBIT A--The Premises
	EXHIBIT B--Legal Description of the Land
	EXHIBIT C--Rules and Regulations


ARTICLE 2
AGREEMENT

	Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, according to this Lease. The duration of this Lease will be the Term. The Term will commence on the Commencement Date, and will expire on the Expiration Date.

ARTICLE 3
DELIVERY OF PREMISES

	3.1	Delivery of Possession.  Landlord will be deemed to
have delivered possession of the Premises to Tenant on the Commencement Date. It is agreed that Landlord delivered to Tenant possession of the Premises AS-IS in its present condition on the Commencement Date. Tenant acknowledges that neither Landlord nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant's business or for any other purpose, nor has Landlord or its agents or employees agreed to undertake any alterations or construct any tenant improvements to the Premises.

	3.2	Right to Cancel.  Either the Landlord or the Tenant may
terminate this Lease upon six (6) months prior written notice to the other party. In the event of such termination, the terminating party will give the other party written notice of the termination and pay the Rent and Expenses due hereunder through the Termination Date. The Termination Date shall be six (6) months after the date of delivery of the notice of termination. In the event of such termination, each party shall be released from future obligations under this Lease and the Premises shall be returned to the Landlord pursuant to the terms of this Lease.

	3.3	Early Entry.  Tenant is permitted entry to the Premises
prior to the Commencement Date for the purpose of painting, carpeting and installing fixtures or any other purpose permitted by Landlord. Such early entry will be at Tenant's sole risk and subject to all the terms and provisions of this Lease as though the Commencement Date had occurred, except for the payment of Rent which will commence on the Commencement Date unless otherwise agreed by Landlord and Tenant. All rights of Tenant under this
Section 3.3 will be subject to the requirements of all applicable building codes, zoning requirements, and federal, state, and local laws, rules, and regulations, so as not to interfere with Landlord's compliance with all laws. Landlord has the right to impose such additional conditions on Tenant's early entry as Landlord, in its reasonable discretion, deems appropriate, including, without limitation, an indemnification of Landlord and proof of insurance, and will further have the right to require that Tenant execute an early entry agreement containing such conditions prior to Tenant's early entry.


ARTICLE 4
MONTHLY RENT

	Throughout the Term of this Lease, Tenant will pay Monthly Rent to Landlord as rent for the Premises. Monthly Rent will be paid in advance on or before the first day of each calendar month of the Term. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then Monthly Rent will be appropriately prorated by Landlord based on the actual number of calendar days in such month. If the Term commences on a day other than the first day of a calendar month, then the prorated Monthly Rent for such month will be paid on or before the first day of the Term. Monthly Rent will be paid to Landlord, without written notice or demand, and without deduction or offset, in lawful money of the United States of America at Landlord's Address, or to such other address as Landlord may from time to time designate in writing.

ARTICLE 5
UTILITY CHARGES

	5.1	Operating Expenses.

		(a)	In addition to Monthly Rent, beginning on the
Commencement Date, Tenant will pay Tenant's Share of the gas and electric bill (the "Utility Expenses") paid, payable or incurred by Landlord in each calendar year or partial calendar year during the Term. If Utility Expenses are calculated for a partial calendar month, the Utility Expenses will be appropriately prorated.

		(b)	As used in this Lease, the term "Utility Expenses"
means all reasonable and necessary gas and electric expenses incurred by Landlord in the operation, maintenance, repair and management of the Project, (including Common Area utility costs), gas and electric and charges to the Building.

	5.2	Invoice.  Landlord will bill Utility Expenses to Tenant
monthly and Tenant will pay the invoice within ten (10) days from receipt.

	5.3	Utilities.  Tenant shall pay, directly to the appropriate
supplier, the cost of all telephone, cable transmission, and other utilities and services supplied to the Premises and contracted for directly by Tenant other than the Utility Expenses. However, if any such services or utilities are jointly metered with other space in the Building or the Project, Landlord shall make a reasonable determination of Tenant's Share of the cost of such utilities and services and Tenant shall pay such share to Landlord as Additional
Rent in accordance with the provisions of this Article.

	5.4	Additional Rent.  Amounts payable by Tenant according
to this Article 5 will be payable as Rent, without deduction or offset. If Tenant fails to pay any amounts due according to this
Article 5, Landlord will have all the rights and remedies available to it on account of Tenant's failure to pay Rent.

ARTICLE 6
INSURANCE

	6.1	Landlord's Insurance.  At all times during the Term,
Landlord will carry and maintain:

		(a)	Fire and extended coverage insurance covering the
Project, its equipment and common area furnishings;

		(b)	Bodily injury and property damage insurance; and

		(c)	Such other insurance as Landlord reasonably
determines from time to time.

The insurance coverages and amounts in this Section 6.1 will be reasonably determined by Landlord, based on coverages carried by prudent owners of comparable buildings in the vicinity of the Project.

	6.2	Tenant's Insurance.  Tenant shall maintain in full
force and effect during the entire term of this Lease, at its own cost and expense, the following policies of insurance:

		(a)	Commercial General Liability Insurance and
Umbrella Liability Insurance. In an amount equal to that currently maintained by Tenant, but not less than $2,000,000.00 each occurrence. If such CGL insurance contains a general aggregate limit, it shall apply separately to this location. Said policy shall provide coverage for bodily injury, property damage and advertising/personal injury arising from premises, operations, independent contractors, products-completed operations, and liability assumed under an insured contract both oral and written. Not more frequently than once each three years, if, in the opinion of Landlord the amount of Commercial General Liability Insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as reasonably required by Landlord not more than the amount customarily required by landlords for comparable buildings.

		(b)	Commercial Automobile Insurance and Umbrella
Liability Insurance. If Tenant operates owned, hired or non-owned vehicles at the premises, in an amount equal to that currently maintained by Tenant, but not less than $1,000,000.00 each accident. Such insurance shall cover liability arising out of any auto (including owned, hired and non-owned autos).

		(c)	Worker's Compensation Insurance and Employers'
Liability Insurance. Worker's Compensation Insurance as required by law other than the three (3) employees supplied by Landlord and Employer's Liability Insurance in an amount equal to that currently maintained by Tenant, but not less than the following:

			(1)	Bodily Injury by Accident:  $1,000,000.00 each
				accident

			(2)	Bodily Injury by Disease:   $1,000,000.00 policy
				limit; and

			(3)	Bodily Injury by Disease:   $1,000,000.00 each
				employee.

		(d)	Commercial Property Insurance.  Covering the
Tenant's Premises including fixtures, inventory, equipment, Tenant improvements and betterments and all other content of the Premises and (if any, such as installed by or for Tenant) all mechanical, plumbing, heating, ventilating, air conditioning, electrical. The policy shall, at minimum, cover the perils insured under the ISO Special Causes of Loss Form (CP 10 30), but must include coverage for the following: vandalism, malicious mischief, sprinkler leakage. Such insurance shall be in an amount equal to 100% of the full replacement cost. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, or as it otherwise appropriate under the particular policy form. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair and/or replace the Premises, and the Leasehold Improvements, fixtures, glass, equipment, mechanical, plumbing, heating, ventilating, air conditioning, electrical, telecommunication and other equipment, systems and facilities so insured.

		(e)	Other.  Any other forms of insurance Landlord
may reasonably require from time to time in form and amounts and for insurance risks against which a prudent Tenant of comparable size in a comparable business would protect itself.

	6.3	Forms of Insurance.  All insurance required to be
carried by Tenant hereunder:

		(a)	shall be issued by insurance carriers authorized
to conduct business in the state in which the Premises are located with an A.M. Best's guide rating of no less than A-VII;

		(b)	shall be written as primary insurance and
non-contributory over any insurance purchased by Landlord;

		(c)	shall contain a provision whereby each insurer
agrees to give Landlord at least fifteen (15) days' prior written notice of any cancellation;

		(d)	may provide for a deductible so long as the
deductible does not exceed $25,000.00 per occurrence;

		(e)	shall be written on an Occurrence basis, any
policies underwritten as Claims Made will not satisfy the insurance requirements outlined above in Section 6.2;

		(f)	shall not be modified to reduce the extent of
coverage or limits required herein without the prior written consent of Landlord.

		(g)	as respects the Commercial General Liability,
Commercial Automobile Liability and Umbrella Liability policies,
Tenant shall ensure that the following are added by endorsement under the ISO (CG 20 11) or comparable form as additional insureds to the policies;

			Owner and Manager, their parent companies, subsidiaries, affiliate companies and partnerships and all of their directors, officers, agents, representatives and employees.

		(h)	evidence of Commercial Property Insurance shall
be provided under the form ACORD 24, and certificates of all other insurance and appropriate endorsements shall be provided under the form ACORD 25, said certificates shall be provided to Landlord five
(5) days prior to occupancy and evidence of renewal shall be provided to Landlord concurrent with the expiry of each policy.

	6.4	Failure to Maintain.  If Tenant shall fail to acquire
and maintain the insurance required pursuant to this Article after written notice from Landlord and right to cure during the five (5) days following the delivery of the notice, Landlord may, in addition to any other rights and remedies available to Landlord, but shall not be obligated to, acquire such insurance and pay the premiums therefore, which premiums shall be payable by Tenant to Landlord immediately upon demand.

	6.5	Blanket Insurance.  Tenant may, at its option, satisfy
its insurance obligations hereunder by policies of so-called blanket insurance carried by Tenant provided that the same shall, in all respects, comply with the provision hereof. In such event, Tenant shall not be deemed to have complied with its obligation hereunder, until Tenant shall have obtained and delivered to Landlord a certificate of insurance with appropriate endorsements, or upon Landlord's request, a copy of said policy with endorsements.

	6.6	Subrogation.  Landlord and Tenant hereby waive any
recovery of damages against each other (including their employees, officers, directors, agents, or representatives) for loss of damage to the building, Tenant Improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by commercial property insurance or boiler and machinery insurance required above. If the commercial property insurance and boiler and machinery insurance purchased by Tenant or Landlord as required above does not expressly allow the insured to waive rights of subrogation prior to loss, Tenant and Landlord shall cause the policies to be endorsed with a waiver of subrogation to the extent described in this Section 6.6. The cost of the endorsement, if any, shall be borne exclusively by Tenant and Landlord respectively.

	6.7	Adequacy of Coverage.  Landlord, its agents and
employees, make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article 6 are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant's sole expense.

ARTICLE 7
USE

	The Premises will be used solely for the manufacturing, distribution and sale of plastic products, including sales offices, showrooms and general business office purposes, and for no other purpose except as otherwise approved in writing by Landlord in its sole discretion. Tenant shall not change the original concept for the Premises without the prior written consent of the Landlord. Tenant will not use or permit the Premises to be used or occupied for any purpose or in any manner prohibited by any applicable laws. Tenant will not commit waste or suffer or permit waste to be committed in, on, or about the Premises. Tenant will conduct its business and control its employees, agents, and invitees in such a manner as not to create any nuisance or interfere with, annoy, or unreasonably disturb any other occupant of the Project or Landlord in its operation at the Project.

ARTICLE 8
REQUIREMENTS OF LAW, FIRE INSURANCE

	8.1	General.  For the purposes of this Section 8.1,
"Applicable Laws" means all laws, statutes, ordinances and governmental rules, regulations, or requirements now in force or in force after the Date, the requirements of any board of fire underwriters or other similar body constituted now or after the Date, and any direction or permanent occupancy certificate issued pursuant to any law by any public officer or officers, as well as the provisions of all recorded documents affecting the Premises. At its sole cost and expense, Tenant will promptly comply with Applicable Laws insofar as they relate to (a) Tenant's use, occupancy, or alteration of the Premises; (b) the condition of the Premises resulting from Tenant's use, occupancy, or alteration of the Premises; or (c) alterations to the Premises required as a result of Tenant's status under Applicable Laws. Tenant will not be required to comply with Applicable Laws with respect to structural changes or changes outside the Premises unless related to (i) Tenant's use or occupancy of the Premises or (ii) improvements or alterations made by or for Tenant.

	8.2	Hazardous Materials.

		(a)	Landlord will use commercially reasonable efforts
to prevent the manufacture, storage, sale, use, disposal, release, or discharge of Hazardous Materials on or at the Project in any manner that violates Environmental Law or which causes there to be any liability under Environmental Law.

		(b)	Tenant will not cause, or allow any of Tenant's
employees, agents, customers, visitors, invitees, licensees, contractors, assignees or subtenants to cause, use or conduct operations on or at the Premises or the Project or manufacture, store, sell, use, dispose of, release, or discharge or permit the manufacture, storage, sale, use, disposal, release, or discharge of Hazardous Materials on the Project in any manner which violates Environmental Law or which causes there to be any liability under Environmental Law. Tenant will indemnify, defend, and hold Landlord and its officers, employees, and agents harmless from any and all claims, suits, judgments, actions, proceedings, damages, penalties, fines, costs, expenses, liabilities, or losses (including, without limitation, diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys' fees, consultant fees, and expert fees (consultants and experts to be selected by Landlord) which arise during or after the Lease Term as a result of contamination by Hazardous Materials due to the negligence or willful misconduct of Tenant or of Tenant's agents or contractors. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Materials present in the soil or groundwater on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises or the Project caused or permitted by the negligence or willful misconduct of Tenant or its agents or contractors results in any contamination of the Premises or the Project, Tenant will promptly take all actions at its sole expense as are necessary to return the Premises or the Project to the condition existing prior to the release of any such Hazardous Materials to the Premises or the Project, provided that Landlord's written approval of such actions will first be obtained, which approval will not be unreasonably withheld. Landlord shall have the right upon reasonable prior notice to enter the Premises to inspect the Premises for Tenant's compliance with this Section. If Landlord has reasonable grounds to believe that a violation exists, Landlord may retain an environmental consultant to prepare a Phase II report and to consult with Landlord at Tenant's expense. Tenant's obligations under this Section 8.2(b) will survive the expiration or prior termination of this Lease.

		(c)	For purposes of this Lease, "Hazardous Materials"
means any explosives, radioactive materials, petroleum products, hazardous wastes, or hazardous or toxic substances, including, without limitation, substances defined as "hazardous substances" or those substances, materials, and wastes listed in the Comprehensive Environmental Response, Compensation and Liability
Act of 1980, as amended, 42 U.S.C. (s)9601-9657; the Hazardous
Materials Transportation Act of 1975, 49 U.S.C. (s)1801-1812;
the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
(s)6901-6987; the United States Department of Transportation
Hazardous Materials Table (49 CFR 172.101); the United States
Environmental Protection Agency Listing (40 CFR Part 302): or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at any time hereafter in effect (collectively, "Environmental Law").

	8.3	Certain Insurance Risks.  Tenant will not do or permit
to be done any act or thing upon the Premises or the Project which would (a) jeopardize or be in conflict with fire insurance policies covering the Project, and fixtures and property in the Project, or
(b) increase the rate of fire insurance applicable to the Project to an amount higher than it otherwise would be for the present use of the Project, or (c) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.

ARTICLE 9
ASSIGNMENT AND SUBLETTING

	9.1	General.  Tenant, for itself, its heirs, distributees,
executors, administrators, legal representatives, successors and assigns, covenants that it will not assign, mortgage or encumber this Lease, nor sublease, or permit the Premises or any part of the Premises to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent may be withheld by Landlord in its sole discretion. Any assignment or sublease in violation of this Article 9 will be void. If this Lease is assigned, or if the Premises or any part of the Premises are subleased or occupied by anyone other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to Rent. No assignment, sublease, occupancy or collection will be deemed a waiver of the provisions of this Section 9.1, the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained in this Lease. The consent by Landlord to an assignment or sublease will not be construed to relieve Tenant from liability under this Lease, or obtaining Landlord's prior written consent in writing to any further assignment or sublease. No permitted subtenant may assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord's prior written consent in each instance.

	9.2	Submission of Information.  If Tenant requests
Landlord's consent to a specific assignment or subletting, Tenant will submit in writing to Landlord (a) the name and address of the proposed assignee or subtenant; (b) the business terms of the proposed assignment or sublease; (c) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (d) banking, financial, or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; and (e) the proposed form of assignment or sublease for Landlord's reasonable approval.

	9.3	Payments to Landlord.  If Landlord consents to a
proposed assignment or sublease, then Landlord will have the right to require Tenant to pay to Landlord a sum equal to (a) any rent or other consideration paid to Tenant by any proposed transferee which (after deducting the costs of Tenant, if any, in effecting the assignment or sublease, including reasonable alteration costs, commissions and legal fees) is in excess of the Rent allocable to the transferred space which is then being paid by Tenant to Landlord pursuant to this Lease; (b) any other profit or gain (after deducting any necessary expenses incurred) realized by Tenant from any such sublease or assignment; and (c) Landlord's reasonable attorneys' fees and costs incurred in connection with negotiation, review and processing of the transfer. All such sums payable will be payable to Landlord at the time the next payment of Monthly Rent is due.

	9.4	Prohibited Transfers.  The transfer of a majority of
the issued and outstanding capital stock of any corporate tenant or subtenant of this Lease or a majority of the total interest in any partnership tenant or subtenant, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, will be deemed an assignment of this Lease or of such sublease requiring Landlord's consent in each instance which consent will not be unreasonably withheld or delayed. For purposes of this Article 9, the transfer of outstanding capital stock of any corporate tenant will not include any sale of such stock by persons effected through "over-the-counter-market" or through any recognized stock exchange.

	9.5	Permitted Transfer.  Landlord consents to an assignment
of this Lease, or sublease of all or part of the Premises, to a wholly-owned subsidiary of Tenant or the parent of Tenant or to any corporation into or with which Tenant may be merged or consolidated or to any other corporate entity established by the current shareholder of Tenant; provided that the permitted assignee or sublessee has substantially the same net worth as Tenant had at the Commencement Date, provided that Tenant promptly provides Landlord with a fully executed copy of such assignment or sublease and that Tenant is not released from liability under the Lease.

ARTICLE 10
RULES AND REGULATIONS

	Tenant and its employees, agents, licensees and visitors will at all times observe faithfully, and comply strictly with, the rules and regulations set forth on Exhibit D, Landlord may from time to time reasonably amend, delete or modify existing rules and regulations, or adopt reasonable new rules and regulations for the use, safety, cleanliness and care of the Premises, the Building, and the Project, and the comfort, quiet and convenience of occupants of the Project. Modifications or additions to the rules and regulations will be effective upon 30 days' prior written notice to Tenant from Landlord. In the event of any breach of any rules or regulations or any amendments or additions to such rules and regulations, Landlord will have all remedies which this Lease provides for default by Tenant, and will, in addition, have any remedies available at law or in equity, including the right to enjoin any breach of such rules and regulations. Landlord will not be liable to Tenant for violation of such rules and regulations by any other tenant, its employees, agents, visitors or licensees or any other person.
In the event of any conflict between the provisions of this Lease and the rules and regulations, the provisions of this Lease will govern.

ARTICLE 11
COMMON AREAS

	11.1	General.  As used in this Lease, the term "common
areas" means, without limitation, the entryways, driveways, walkways, terraces, loading docks, lunchroom, bathrooms, electric forklift, conference room on ground floor, loading areas, parking areas, landscaped acres, irrigation systems, and all other exterior areas and facilities in the Project which are provided and designated from time to time by Landlord for the general nonexclusive use and convenience of Tenant with Landlord at the Project and their respective employees, invitees, licensees or other visitors. Landlord grants Tenant, its employees, invitees, licensees and other visitors a nonexclusive license for the Term to use the common areas in common with others entitled to use the common areas, subject to the terms and conditions of this Lease. Without advance written notice to Tenant (except with respect to matters covered by subsection (a) below) and without any liability to Tenant in any respect, provided Landlord will take no action permitted under this Article 11 in such a manner so as to materially impair or adversely affect Tenant's substantial benefit and enjoyment of the Premises, Landlord will have the right to:

		(a)	Close off any of the common areas to whatever
extent required in the opinion of Landlord to prevent a dedication of any of the common areas or the accrual of any rights by any person or the public to the common areas;

		(b)	Temporarily close any of the common areas for
maintenance, alteration or improvement purposes; and

		(c)	Change the size, use, shape or nature of any
such common areas, expanding the existing Building to cover a portion of the common areas or converting common areas to a portion of the Building.

ARTICLE 12
MAINTENANCE AND REPAIRS

	12.1	Landlord's Repair and Maintenance.  Subject to the
provisions of paragraphs 5.1 (Operating Expenses), 7 (Use), 12.2 (Tenant's Obligations) and 17 (Damage and Destruction), and except for damage caused by any negligent or intentional acts or omission of Tenant, or its employees, contractors, suppliers, shippers, customers or invitees, in which event Tenant shall repair such damage, Landlord, at its expense, shall maintain, in good condition and repair, the foundations, exterior walls, structural condition of interior bearing walls, and roof of the Premises, as well as the common areas of the Project. Landlord shall not, however, be obligated to paint the exterior or interior surface of exterior walls, nor shall Landlord be required to maintain, repair or replace windows, doors, or plate glass of the Premises. Landlord shall have no obligation to make repairs under this paragraph 12.1 until a reasonable time after receipt of written notice from Tenant of the need for such repairs.

	12.2	Tenant's Obligations.  Subject to the provisions of
paragraphs 12.1 and 17, Tenant, at Tenant's expense, shall keep in good order, condition and repair, the Premises and shall use the Premises so as not to cause more than ordinary wear and tear.

	12.3	Limitation on Liability.  Landlord will not be in
default under this Lease or be liable to Tenant or any other person, for direct or consequential damage, or otherwise, for any failure to the Premises of any heat, air conditioning, elevator, cleaning, lighting, security, surges or interruptions of electricity, or other utilities unless caused by Landlord's gross negligence or willful misconduct. Landlord reserves the right temporarily to discontinue such services at such times as may be necessary by reason of accident, repairs, alterations or improvements, strikes, lockouts, riots, acts of God, governmental preemption in connection with a national or local emergency, any rule, order or regulation of any governmental agency, conditions of supply and demand which make any product unavailable, Landlord's compliance with any mandatory governmental energy conservation or environmental protection program, or any voluntary governmental energy conservation program at the request of or with consent or acquiescence of Tenant, or any other happening beyond the control of Landlord. Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages resulting from the admission to or exclusion from the Building or Project of any person. In the event of invasion, mob, riot, public excitement, strikes, lockouts, or other circumstances rendering such action advisable in Landlord's sole opinion, Landlord will have the right to prevent access to the Building or Project during the continuance of the same by such means as Landlord, in its sole discretion, may deem appropriate, including, without limitation, locking doors and closing parking areas and other common areas. Landlord will not be liable for damages to person or property or for injury to, or interruption of, business for any discontinuance permitted under this
Article 12, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of Rent or operate to release Tenant from any of Tenant's obligations under this Lease.

	12.4	Maintenance-Removal of Garbage and Waste.  Tenant
shall not permit the accumulation of waste or refuse material and shall dispose of all garbage arising from the conduct of its business at such times and in such manner as may reasonably prescribed by Landlord. Tenant agrees to keep all garbage retained in air-tight receptacles, so as to avoid the escape of offensive or noxious odors, stored only in areas screened from view and to comply with all applicable governmental laws, regulations and orders. Tenant at its own cost and expense shall provide any and all safeguards so as to prevent the accumulation of such refuse and garbage. Tenant shall pay to Landlord the cost of removal of any of Tenant's refuse from the building. Tenant shall have the right to contract independently for the removal of such refuse and garbage. In the event that Tenant exercises such right, the removal of refuse and garbage by any person other than Landlord or Landlord's contractors shall be performed in accordance with such regulations and requirements as, in Landlord's reasonable judgment, are necessary for the proper operation and maintenance of the building.

ARTICLE 13
ALTERATIONS

	13.1	General.

		(a)	During the Term, Tenant will not make or allow
to be made any alterations, additions or improvements to or of the Premises or any part of the Premises, or attach any fixtures or equipment to the Premises, without first obtaining Landlord's written consent which consent will not be unreasonably withheld. Landlord's consent to such alterations, additions, or improvements or Landlord's approval of the plans, specifications, and working drawings for such alterations, additions, or improvements will create no responsibility or liability on the part of Landlord for the completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities with respect to such alterations, additions, or improvements.
All such alterations, additions and improvements consented to by Landlord, and capital improvements which are required to be made to the Project as a result of the nature of Tenant's use of the Premises will be performed by contractors approved by Landlord and subject to conditions specified by Landlord (which may include requiring the posting of a mechanic's or materialmen's lien bond).

		(b)	Subject to Tenant's rights in Article 15, all
alterations, additions, fixtures and improvements, whether temporary or permanent in character, made in or upon the Premises either by Tenant or Landlord, will immediately become Landlord's property and, at the end of the Term will remain on the Premises without compensation to Tenant, unless when consenting to such alterations, additions, fixtures, or improvements, Landlord has advised Tenant in writing that such alterations, additions, fixtures, or improvements must be removed at the expiration or other termination of this Lease.

	13.2	Removal.  If Landlord has required Tenant to remove
any or all alterations, additions, fixtures and improvements which are made in or upon the Premises pursuant to this
Article 13, prior to the Expiration Date, Tenant will remove such alterations, additions, fixtures and improvements at Tenant's sole cost and will restore the Premises to the condition in which they were before such alterations, additions, fixtures, improvements and additions were made, reasonable wear and tear excepted.

ARTICLE 14
MECHANIC'S LIENS

	Tenant will pay or cause to be paid all costs and charges for work (a) done by Tenant or caused to be done by Tenant, in or to the Premises, and (b) for all materials furnished for or in connection with such work. Tenant will indemnify Landlord against and hold Landlord, the Premises and the Project free, clear and harmless of and from all mechanic's liens and claims of liens, and all other liabilities, liens, claims and demands on account of such work by or on behalf of Tenant, other than work performed by Landlord pursuant to the Work Letter. If any such lien, at any time, is filed against the Premises, or any part of the Project, Tenant will cause such lien to be discharged of record within 10 days after the filing of such lien, except that if Tenant desires to contest such lien, it will furnish Landlord, within such 10-day period, security reasonably satisfactory to Landlord of at least 150% of the amount of the claim, plus estimated costs and interest or comply with such statutory procedures as may be available to release the lien. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant will pay and satisfy the same at once. If Tenant fails to pay any charge for which a mechanic's lien has been filed, and has not given Landlord security as described above, or has not complied with such statutory procedures as may be available to release this lien, Landlord may, at its option, pay such charge and related costs and interest, and the amount so paid, together with reasonable attorneys' fees incurred in connection with such lien, will be immediately due from Tenant to Landlord as Additional Rent.
Nothing contained in this Lease will be deemed the consent or agreement of Landlord to subject Landlord's interest in the Project to liability under any mechanic's or other lien law.
If Tenant receives written notice that a lien has been or is about to be filed against the Premises or the Project or any action affecting title to the Project has been commenced on account of work done by or for or materials furnished to or for Tenant, it will immediately give Landlord written notice of such notice. At least 15 days prior to the commencement of any work (including, but not limited to, any maintenance, repairs, alterations, additions, improvements or installations) in or to the Premises, by or for Tenant, Tenant will give
Landlord written notice of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work. Landlord will have the right to post notices of non-responsibility or similar written notices on the Premises in order to protect the Premises against any such liens.

ARTICLE 15
END OF TERM

	At the end of this Lease, Tenant will promptly quit and surrender the Premises broom-clean, in good order and repair, ordinary wear and tear excepted. If Tenant is not then in default, Tenant may remove from the Premises any trade fixtures, equipment and movable furniture placed in the Premises by Tenant, whether or not such trade fixtures or equipment are fastened to the Building; Tenant will not remove any trade fixtures or equipment without Landlord's prior written consent if such fixtures or equipment are used in the operation of the Building, or if the removal of such fixtures or equipment will result in impairing the structural strength of the Building. Whether or not Tenant is in default, Tenant will remove such alterations, additions, improvements, trade fixtures, equipment and furniture as Landlord has requested in accordance with Article 13. Tenant will fully repair any damage occasioned by the removal of any trade fixtures, equipment, furniture, alterations, additions and improvements. All trade fixtures, equipment, furniture, inventory, effects, alterations, additions and improvements on the Premises after the end of the Term will be deemed conclusively to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without written notice to Tenant or any other person and without obligation to account for them. Tenant will pay Landlord for all expenses incurred in connection with the removal of such property, including, but not limited to, the cost of repairing any damage to the Building or Premises caused by the removal of such property. Tenant's obligation to observe and perform this covenant will survive the expiration or other termination of this Lease.

ARTICLE 16
EMINENT DOMAIN

	If all of the Premises are taken by exercise of the power of eminent domain (or conveyed by Landlord in lieu of such exercise) this Lease will terminate on a date (the "termination date") which is the earlier of the date upon which the condemning authority takes possession of the Premises or the date on which title to the Premises is vested in the condemning authority. If more than 25% of the Rentable Area of the Premises is so taken, Tenant will have the right to cancel this Lease by written notice to Landlord given within 20 days after the termination date. If less than 25% of the Rentable Area of the Premises is so taken, or if the Tenant does not cancel this Lease according to the preceding sentence, the Monthly Rent will be abated in the proportion of the Rentable Area of the Premises so taken to the Rentable Area of the Premises immediately before such taking, and Tenant's Share will be appropriately recalculated. If 25% or more of the Building or the Project is so taken, Landlord may cancel this Lease by written notice to Tenant given within 30 days after the termination date. In the event of any such taking, the entire award will be paid to Landlord and Tenant will have no right or claim to any part of such award; however, Tenant will have the right to assert a claim against the condemning authority, so long as Landlord's award is not otherwise reduced by such claim, for (a) Tenant's moving expenses and (b) leasehold improvements and personal property owned by Tenant.

ARTICLE 17
DAMAGE AND DESTRUCTION

		(a)	If the Premises or the Building are damaged by
fire or other insured casualty, Landlord will give Tenant written notice of the time which will be needed to repair such damage, as determined by Landlord in its reasonable discretion, and the election (if any) which Landlord has made according to this
Article 17.  Such notice will be given before the 30th day
(the "notice date") after the fire or other insured casualty.

		(b)	If all or part of the Premises is damaged by
fire or other insured casualty to an extent which in Landlord's reasonable opinion can be repaired within 120 days after the notice date, Landlord will promptly begin to repair the damage after the notice date and will diligently pursue the completion of such repair. In that event this Lease will continue in full force and effect except that Monthly Rent will be abated from the date of the damage until the date of the completion of such repairs (the "repair period").

		(c)	If all or a substantial part of the Premises is
damaged by fire or other insured casualty to an extent which may not be repaired within 120 days after the notice date, as reasonably determined by Landlord, then (i) Landlord may cancel this Lease as of the date of such damage by written notice given to Tenant on or before the notice date or (ii) Tenant may cancel this Lease as of the date of such damage by written notice given to Landlord within 10 days after Landlord's delivery of a written notice that the repairs cannot be made within such 120-day period.
If neither Landlord nor Tenant so elects to cancel this Lease, Landlord will diligently proceed to repair the Premises and Monthly Rent will be abated during the repair period.

		(d)	If all or a substantial part of the Building is
damaged by fire or other insured casualty to such a material extent that in the reasonable opinion of Landlord the Building must be totally or partially demolished, whether or not to be reconstructed in whole or in part, Landlord may elect to terminate this Lease by written notice delivered to Tenant by the Notice Date.

		(e)	Notwithstanding the provisions of subparagraphs
(a), (b), (c) and (d) above, if the Premises or the Building are damaged by uninsured casualty, or if the proceeds of insurance are insufficient to pay for the repair of any damage to the Premises or the Building, Landlord will have the option to repair such damage or cancel this Lease as of the date of such casualty by written notice to Tenant on or before the notice date.

		(f)	If any such damage by fire or other casualty is
the result of the willful conduct or negligence or failure to act of Tenant, its agents, contractors, employees or invitees, there will be no abatement of Monthly Rent as otherwise provided for in this Article 17. Tenant will have no rights to terminate this Lease on account of any damage to the Premises, the Building, or the Project, except as set forth in this Lease.

ARTICLE 18
SUBORDINATION

	18.1	General.  This Lease and Tenant's rights under this
Lease are subject and subordinate to any ground or underlying lease, mortgage, indenture, deed of trust or other lien encumbrance (each a "Superior Lien"), together with any renewals, extensions, modifications, consolidations and replacements of such Superior Lien, now or after the Date affecting or placed, charged or enforced against the Land, the Building, or all or any portion of the Project or any interest of Landlord in them or Landlord's interest in this Lease and the leasehold estate created by this Lease (except to the extent any such instrument will expressly provide that this Lease is superior to such instrument). This provision will be self-operative and no further instrument of subordination will be required in order to effect it. Notwithstanding the foregoing, Tenant will execute, acknowledge and deliver to Landlord, within 10 days after written demand by Landlord, such documents as may be reasonably requested by Landlord or the holder of any Superior Lien to confirm or effect any such subordination.

	18.2	Attornment and Non-Disturbance.  Tenant agrees that in
the event that any holder of a Superior Lien succeeds to Landlord's interest in the Premises, Tenant will pay to such holder all rents subsequently payable under this Lease. Further, Tenant agrees that in the event of the enforcement by the holder of a Superior Lien of the remedies provided for by law or by such Superior Lien, Tenant will, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement, automatically become the Tenant of and attorn to such successor-in-interest without change in the terms or provisions of this Lease, provided that such successor in interest executes a Nondisturbance Agreement agreeing to recognize this Lease. Such successor-in-interest will not be bound by
(a) any payment of Rent for more than one month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease; (b) any amendment or modification of this Lease made without the written consent of such successor-in-interest (if such consent was required under the terms of such Superior Lien); (c) any claim against Landlord arising prior to the date on which such successor-in-interest succeeded to Landlord's interest; or (d) any claim or offset of Rent against the Landlord. Upon request by such successor-in-interest and without cost to Landlord or such successor-in-interest, Tenant will, within 10 days after written demand, execute, acknowledge and deliver an instrument or instruments confirming the attornment.

ARTICLE 19
ENTRY BY LANDLORD

	Landlord, its agents, employees, and contractors may enter the Premises at any time in response to an emergency and at reasonable hours to:

		(a)	Inspect the Premises;

		(b)	Exhibit the Premises to prospective purchasers,
lenders or tenants;

		(c)	Determine whether Tenant is complying with all its
obligations in this Lease;

		(d)	Supply any service to be provided by Landlord to
Tenant according to this Lease;

		(e)	Post written notices of non-responsibility or
similar notices; or

		(f)	Make repairs required of Landlord under the
terms of this Lease or repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Building; however, all such work will be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible.

	Tenant, by this Article 19, waives any claim against Landlord, its agents, employees or contractors for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by any entry in accordance with this
Article 19. Landlord will at all times have and retain a key with which to unlock all of the doors in, on or about the Premises (excluding Tenant's vaults, safes and similar areas designated in writing by Tenant in advance). Landlord will have the right to use any and all means which Landlord may deem proper to open doors in and to the Premises in an emergency in order to obtain entry to the Premises, provided that Landlord will promptly repair any damages caused by any forced entry. Any entry to the Premises by Landlord in accordance with this Article 19 will not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from the Premises, or any portion of the Premises, nor will any such entry entitle Tenant to damages or an abatement of Monthly Rent, Additional Rent, or other charges which this Lease requires Tenant to pay.

ARTICLE 20
INDEMNIFICATION, WAIVER, AND RELEASE

	Tenant hereby agrees to indemnify, defend and hold Landlord and Landlord's agents, employees, partners, officers, directors, affiliates, attorneys, and successors in interest (collectively, the "Landlord Group") and Landlord hereby agrees to indemnify, defend and hold Tenant and Tenant's agents, employees, partners, officers, directors, affiliates, attorneys, directors, affiliates, attorneys and successors in interest (collectively, the "Tenant Group") harmless from and against (a) any and all claims, demands, suits, fines, losses, expenses and liabilities (collectively, a "Claims") for or relating to injury or loss of life to persons or damage to or loss of property or other damages of any kind arising from the other party's use of the Building or the Premises, or from the conduct of the indemnifying party's business, or from any work done, permitted or suffered by the indemnifying party in or about the Premises or elsewhere, or from any negligence or intentional conduct of the indemnifying party or indemnifying party's agents, employees, contractors, licensees, invitees, representatives or successors in interest; (b) any and all Claims arising from any breach or default in the performance of any obligation on indemnifying party's part to be performed under the terms of this Lease; and (c) all reasonable out of pocket costs, attorneys' and other professional fees, expenses and liabilities incurred by any member of the indemnified party and paid to unaffiliated third parties in or in connection with any such Claim. If any action or proceeding is brought against the indemnified party by reason of any such Claim, the indemnifying party, upon notice from the indemnified party, shall defend such action or proceeding at its cost and expense by counsel approved by the other party, such approval not to be unreasonably withheld. Both Landlord's and Tenant's obligations under this
Article 20 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant's vacation of the Premises.

ARTICLE 21
SECURITY DEPOSIT

	This Article is Intentionally Omitted.

ARTICLE 22
QUIET ENJOYMENT

	Landlord covenants and agrees with Tenant that so long as Tenant pays the Rent, and observes and performs all the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease and Tenant's possession will not be disturbed by anyone claiming by, through or under Landlord.

ARTICLE 23
EFFECT OF SALE

A sale, conveyance or assignment of Landlord's interest in the Building or the Project will operate to release Landlord from liability from and after the effective date of such sale, conveyance or assignment upon all of the covenants, terms and conditions of this Lease, express or implied, except those liabilities which arose prior to such effective date, and, after the effective date of such sale, conveyance or assignment, Tenant will look solely to Landlord's successor-in-interest in and to this Lease. This Lease will not be affected by any such sale, conveyance or assignment, and Tenant will attorn to Landlord's successor-in-interest to this Lease, so long as such successor-in-interest assumes Landlord's obligations under the Lease from and after such effective date.

ARTICLE 24
DEFAULT

	24.1	Events of Default.  The following events are referred
to, collectively, as "Events of Default" or, individually, as an "Event of Default":

		(a)	Tenant defaults in the due and punctual payment
of Rent, and such default continues for five (5) working days after written notice from Landlord; however, Tenant will not be entitled to more than two (2) written notice for monetary defaults during any twelve (12) -month period, and if after such written notice any Rent is not paid when due during the twelve (12) -month period following the first notice when due, an Event of Default will be considered to have occurred without the requirement for a written notice to be given to Tenant;

		(b)	Tenant abandons the Premises;

		(c)	This Lease or the Premises or any part of the
Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment by any creditor of Tenant or claimant against Tenant, and said attachment is not discharged or disposed of within 30 days after its levy;

		(d)	Tenant files a petition in bankruptcy or
insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;

		(e)	Involuntary proceedings under any such bankruptcy
law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within 60 days after such institution or appointment; or

		(f)	Tenant breaches any of the other agreements,
terms, covenants or conditions which this Lease requires Tenant to perform, and such breach continues for a period of thirty (30) days after written notice from Landlord to Tenant or, if such breach cannot be cured reasonably within such thirty (30) -day period, if Tenant fails to diligently commence to cure such breach within thirty (30) days after written notice from Landlord and to complete such cure within an reasonable time thereafter.

	24.2	Landlord's Remedies.  If any one or more Events of
 Default set forth in Section 24.1 occurs then Landlord has the right, at its election:

		(a)	To give Tenant written notice of Landlord's
intention to terminate this Lease on the earliest date permitted by law or on any later date specified in such notice, in which case Tenant's right to possession of the Premises will cease and this Lease will be terminated, except as to Tenant's liability, as if the expiration of the term fixed in such notice were the end of the Term;

		(b)	Without further demand or notice to cure any
Event of Default and to charge Tenant for the cost of effecting such cure, including, without limitation, reasonable attorneys' fees and interest on the amount so advanced at the Prime Rate, provided that Landlord will have no obligation to cure any such Event of Default of Tenant.

Should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, re-let the Premises or any part of the Premises in Landlord's or Tenant's name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its reasonable discretion, may determine and Landlord may collect and receive the rent. Landlord will in no way be responsible or liable for any failure to re-let the Premises, or any part of the Premises, or for any failure to collect any rent due upon such re-letting. No such reentry or taking possession of the Premises by Landlord will be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant. No written notice from Landlord under this Section or under a forcible or unlawful entry and detainer statute or similar law will constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or re-letting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.

	24.3	Certain Damages.  In the event that Landlord does not
elect to terminate this Lease, Tenant will pay to Landlord: ( a) Monthly Rent and other sums as provided in this Lease, which would be payable under this Lease if such repossession had not occurred, less (b) the net proceeds, if any, of any re-letting of the Premises after deducting all of Landlord's reasonable expenses in connection with such re-letting, including, without limitation, all repossession costs, brokerage commissions, attorneys' fees, expenses of employees, alteration and repair costs and expenses of preparation for such re-letting. If, in connection with any re-letting, the new lease term extends beyond the existing Term, or the premises covered by such new lease include other premises not part of the Premises, a fair apportionment of the rent received from such re-letting as provided in this Section will be made in determining the net proceeds from such re-letting, and any rent concessions will be equally apportioned over the term of the new lease. Tenant will pay such rent and other sums to Landlord monthly on the day on which the Monthly Rent would have been payable under this Lease if possession had not been retaken and Landlord will be entitled to receive such rent and other sums from Tenant on each such day.

	24.4	Continuing Liability After Termination.  If this Lease
is terminated on account of the occurrence of an Event of Default, Tenant will remain liable to Landlord for damages in an amount equal to Monthly Rent and other amounts which would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds, if any, of any re-letting of the Premises by Landlord subsequent to such termination, after deducting all of Landlord's expenses in connection with such re-letting, including, without limitation, the expenses enumerated in Section 24.3. Landlord will be entitled to collect such damages from Tenant monthly on the day on which Monthly Rent and other amounts would have been payable under this Lease if this Lease had not been terminated, and Landlord will be entitled to receive such Monthly Rent and other amounts from Tenant on each such day. Alternatively, at the option of Landlord, in the event this Lease is so terminated, Landlord will be entitled to recover against Tenant as damages for loss of the bargain and not as a penalty:

		(a)	The worth at the time of award of the unpaid
Rent which had been earned at the time of termination;

		(b)	The worth at the time of award of the amount by
which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

		(c)	The worth at the time of award of the amount by
which the unpaid Rent for the balance of the Term of this Lease
(had the same not been so terminated by Landlord) after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided;

		(d)	Any other amount necessary to compensate Landlord
for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

	The "worth at the time of award" of the amounts referred to in clauses (a) and (b) above is computed by adding interest at the Prime Rate on the date on which this Lease is terminated from the date of termination until the time of the award. The worth at the time of award of the amount referred to in clause (c) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of Kansas City, Missouri, at the time of award plus 1%.

	24.5	Cumulative Remedies.  Any suit or suits for the
recovery of the amounts and damages set forth in Sections 24.3 and 24.4 may be brought by Landlord, from time to time, at Landlord's election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this Lease or the Term would have expired had there occurred no Event of Default. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or after the Date existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or after the Date existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or after the Date existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys' fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, will also be recoverable by Landlord from Tenant.

ARTICLE 25
PARKING

	Tenant shall be entitled to two (2) vehicle parking spaces, unreserved and unassigned in the garage area designated by Landlord for parking. Tenant shall not use more parking spaces than said number, and such parking spaces shall be used only for parking by vehicles no larger than full size passenger automobiles or pick-up trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant, or Tenant's employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, without notice, in addition to all other rights and remedies it may have under this Lease or at law, to remove or tow away any vehicle involved and charge the cost to Tenant, which cost shall be immediately payable to Landlord.

ARTICLE 26
MISCELLANEOUS

	26.1	Signs.  Tenant shall have the right to install such
signs as permitted by and which conform with all applicable governmental requirements and consistent with Landlord's signs.
All costs of installing the signs and securing permits for such signs shall be borne by the Tenant.

	26.2	No Offer.  This Lease is submitted to Tenant on the
understanding that it will not be considered an offer and will not bind Landlord in any way until Tenant has duly executed and delivered duplicate originals to Landlord and Landlord has executed and delivered one of such originals to Tenant.

	26.3	Joint and Several Liability.  If Tenant is composed of
more than one signatory to this Lease, each signatory will be jointly and severally liable with each other signatory for payment and performance according to this Lease. The act of, written notice to, written notice from, refund to, or signature of, any signatory to this Lease (including without limitation modifications of this Lease made by fewer than all such signatories) will bind every other signatory as though every other signatory had so acted, or received or given the written notice or refund, or signed.

	26.4	Construction Against Drafting Party.  Landlord and
Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.

	26.5	Time of the Essence.  Time is of the essence of each
and every provision of this Lease.

	26.6	No Recordation.  Tenant's recordation of this Lease
or any memorandum or short form of it will be void and a default under this Lease.

	26.7	No Waiver.  The waiver by Landlord of any agreement,
condition or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision contained in this Lease, nor will any custom or practice which may grow up between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms of this Lease. The subsequent acceptance of Rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition or provision of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.

	26.8	Limitation on Recourse.  Tenant specifically agrees to
look solely to Landlord's interest in the Project for the recovery of any judgments from Landlord. It is agreed that Landlord (and its shareholders, venturers, and partners, and their shareholders, venturers and partners and all of their officers, directors and employees) will not be personally liable for any such judgments.
The provisions contained in the preceding sentences are not intended to, and will not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or relief in any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

	26.9	Estoppel Certificates.  At any time and from time to
time but within ten (10) days after prior written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord, promptly upon request, a certificate certifying
(a) that this Lease is unmodified and in full force and effect, or if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification; (b) the date, if any, to which Rent and other sums payable under this Lease have been paid; (c) that no written notice of any default has been delivered to Landlord which default has not been cured, except as to defaults specified in said certificate; (d) there is no Event of Default under this Lease or an event which, with notice or the passage of time, or both, would result in an Event of Default under this Lease, except for defaults specified in said certificate; and (e) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any prospective purchaser or existing or prospective mortgagee or beneficiary under any deed of trust of the Building or any part of the Project. Tenant's failure to deliver such a certificate within such time will be conclusive evidence of the matters set forth in it.

	26.10	 Waiver of Jury Trial.  Landlord and Tenant by this
Section 26.10 waive trial by jury in any action, proceeding or counterclaim brought by either of the parties to this Lease against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, or any other claims (except claims for personal injury or property damage), and any emergency statutory or any other statutory remedy.

	26.11	 No Merger.  The voluntary or other surrender of this
Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord or the termination of this Lease on account of Tenant's default will not work a merger, and will, at Landlord's option, (a) terminate all or any subleases and subtenancies or (b) operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord's option under this
Section 26.11 will be exercised by written notice to Tenant and all known sublessees or subtenants in the Premises or any part of the Premises.

	26.12	 Holding Over.  Tenant will have no right to remain
in possession of all or any part of the Premises after the expiration of the Term. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with the express or implied consent of Landlord: (a) such tenancy will be deemed to be a periodic tenancy from month-month only; (b) such tenancy will not constitute a renewal or extension of this Lease for any further terms; and (c) such tenancy may be terminated by Landlord upon the earlier of thirty (30) days' prior written notice or the earliest date permitted by law. In such event, Monthly Rent will be increased to an amount equal to 150% of the Monthly Rent payable during the last month of the Term, and any other sums due under this Lease will be payable in the amount and at the times specified in this Lease. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease.

	26.13	 Notices.  Any notice, request, demand, consent,
approval or other communication required or permitted under this Lease must be in writing and will be deemed to have been given three (3) days after being deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified mail, return receipt requested, or when personally delivered, sent by facsimile with receipt acknowledged, deposited with any nationally recognized overnight carrier which routinely issues receipts, addressed to the party for whom it is intended at its address set forth in Section 1.1. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving ten (10) days' prior written notice of such change to the other party in the manner prescribed in this Section 26.13.

	26.14	 Severability.  If any provision of this Lease proves
to be illegal, invalid or unenforceable, the remainder of this Lease will not be affected by such finding, and in lieu of each provision of this Lease that is illegal, invalid or unenforceable, a provision will be added as a part of this Lease as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

	26.15	 Written Amendment Required.  No amendment, alteration,
modification of or addition to the Lease will be valid or binding unless expressed in writing and signed by Landlord and Tenant.
Tenant agrees to make any modifications of the terms and provisions of this Lease required or requested by any lending institution providing financing for the Building, or Project, as the case may be, provided that no such modifications will materially adversely affect Tenant's rights and obligations under this Lease.

	26.16	 Entire Agreement.  This Lease, the Exhibits and
Addenda, if any, contain the entire agreement between Landlord and Tenant. No promises or representations, except as contained in this Lease, have been made to Tenant respecting the condition or the manner of operating the Premises, the Building, or the Project.

	26.17	 Captions.  The captions of the various Articles and
Sections of this Lease are for convenience only and do not necessarily define, limit, describe or construe the contents of such Articles or Sections.

	26.18	 Notice of Landlord's Default.  In the event of any
alleged default in the obligation of Landlord under this Lease, Tenant will deliver to Landlord written notice listing the reasons for Landlord's default and Landlord will have thirty (30) days following receipt of such notice to cure such alleged default or, in the event the alleged default cannot reasonably be cured within a thirty (30) -day period, to commence action and proceed diligently to cure such alleged default. A copy of such notice to Landlord will be sent to any holder of a mortgage or other encumbrance on the Building or Project of which Tenant has been notified in writing, and any such holder will also have the same time periods to cure such alleged default.

	26.19	 Authority.  Tenant and the party executing this Lease
on behalf of Tenant represents to Landlord that such party is authorized to do so by requisite action of the board of directors, or partners, as the case may be, and agree upon request to deliver to Landlord a resolution or similar document to that effect.

	26.20	 Brokers.  Landlord and Tenant respectively represent
and warrant to each other that neither of them has consulted or negotiated with any broker or finder with regard to the Premises. Each of them will indemnify the other against and hold the other harmless from any claims for fees or commissions from anyone with whom either of them has consulted or negotiated with regard to the Premises.

	26.21	 Governing Law.  This Lease will be governed by and
construed pursuant to the laws of the State of Colorado.

	26.22	 Late Payments.  Any Rent which is not paid when due
will accrue interest at a late rate charge of the Prime Rate plus
5% per annum (but in no event in an amount in excess of the maximum rate allowed by applicable law) from the date on which it was due until the date on which it is paid in full with accrued interest.

	26.23	 No Easements for Air or Light.  Any diminution or
shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building will in no way affect this Lease or impose any liability on Landlord.

	26.24	 Landlord's Fees.  Whenever Tenant requests Landlord
to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for all of Landlord's reasonable costs incurred in reviewing the proposed action or consent, including, without limitation, reasonable attorneys', engineers' or architects' fees, within ten (10) days after Landlord's delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

	26.25	 Binding Effect.  The covenants, conditions and
agreements contained in this Lease will bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.


	26.26	 Option to Renew.

		(a)	Provided that Tenant is not in default under
the Lease, Tenant shall have the option to renew the Lease for one (1) additional term of three (3) years from and after the date the Primary Lease Term ends ("Renewal Term"), which option must be exercised, if at all, by a written notice received by Landlord no later than nine (9) months before the end of the Primary Lease Term.

		(b)	The Renewal Term shall be on all of the same
terms and conditions of the Lease except that the Rent payable by Tenant during the Renewal Term shall be equal to the Rent paid hereunder increased by the same percentage as the increase in the CPI-Denver from the Commencement Date to the Expiration Date.

		(c)	Tenant shall not have the right to renew this
Lease for any amount of space less than the entire Premises hereunder without Landlord's written consent. This option to renew is personal to Tenant. In the event of any assignment or sublease of this Lease by Tenant, the option to renew shall be extinguished.

	26.27	 Confidentiality.  Each party (the "Affected Party")
shall keep confidential and shall not use or disclose any information that it may receive during the term of this Lease regarding the proprietary manufacturing processes, formulas, technology or other confidential business information of the other party, except to the extent that such information i) was or becomes generally available to the public for reasons other than a breach of a duty of confidentiality by the Affected Party;
(ii) was known to the Affected Party prior to the execution of this Lease (as evidenced by a writing in existence prior to the date of this Lease) and was not subject to a duty of confidentiality; or (iii) is disclosed to the Affected Party by a third party after the date of this Lease without the breach of a duty of confidentiality. The provisions of this Section shall survive any termination of this Lease.

	Landlord and Tenant have executed this Lease as of the day and year first above written.

	LANDLORD:
	SCOTT'S LIQUID GOLD, INC.,
	a Colorado corporation
	By:	/s/ Mark Goldstein
	Its:	President & C.E.O.

	TENANT:
	KELTEC DISPENSING SYSTEMS USA, INC.
	a Delaware corporation
	By:	/s/ Quint Kelders
	Its:	President